UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2016

HIP CUISINE, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	333-209346	47-3170676
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2250 NW 114th Ave. Unit 1P, PTY 11020,

Miami, FL 33172-3652

 (Address of Principal Executive Offices) (Zip Code)

 011-507-6501-8105

Registrant’s telephone number, including area code

_________________________________________________

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 24, 2016, Hip Cuisine, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Agreement”) with Rawkin Bliss, LLC, a California limited liability company (“RB”), whereby the Company has agreed to acquire the assets of RB more particularly described in the Agreement (the “Assets”) in exchange for the assumption of certain liabilities in the amount of $300,000 (The “Assumed Liabilities”). On December 13, 2016, the Company and RB amended the Agreement whereby the Company agreed to assume an additional $12,203 in liabilities for equipment loans for total Assumed Liabilities of $312,203. RB will assign and transfer to the Company additional Assets consisting of $153,500 of leasehold improvements, $23,750 of equipment and $111,000 in cash, for a total of $288,250 of Assets. In addition, the Company agreed to indemnify and hold RB and/or its members harmless, against any actual, pending or threatened actions, suits or claims against the RB and/or its members which have been disclosed to the Company on or before December 1, 2016, and not otherwise covered by RB’s applicable liability insurance policies. This indemnity shall not apply to any actual, pending or threatened actions, suits or claims that have not been disclosed by RB to the Company on or before December 1, 2016, and shall only apply to any costs or expenses incurred as the result of any such disclosed actual, pending or threatened actions, suits or claims against RB and/or its members after December 1, 2016.

Item 9.01 Financial Statements and Exhibits

Exhibits

10.1	First Amendment Asset Purchase Agreement

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused report to be signed on its behalf by the undersigned hereunto duly authorized.

HIP CUISINE, INC.

Dated: December 13, 2016	By:	/s/ Natalia Lopera
	Name:	Natalia Lopera
	Title:	Chief Executive Officer

3